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                                                          SEC File No.: 0-22245

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-SB/A
                                  Amendment No. 3

                      GENERAL FORM FOR REGISTRATION OF SECURITIES
                     OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                    OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                     NEXMED, INC.
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                   (Name of Small Business Issuer in Its Charter)

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
         Nevada                                      87-0449967)
----------------------------------       --------------------------------------
(State or Other Jurisdiction of)                   (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)

6087 Triangle Drive, Commerce, CA.                      90040
----------------------------------       --------------------------------------
    (Address of Principal                             (Zip Code)
     Executive Offices)
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                               (213) 890-0881
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                         (Issuer's Telephone Number)


    Securities to be registered under Section 12(b) of the Act:

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
         Title of Each Class             Name of Each Exchange on Which
         to be so Registered             Each Class is to be Registered
         -------------------             ------------------------------

                N/A                                    N/A
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    Securities to be registered under Section 12(g) of the Act:

                           Common Stock, $0.001 par value
                                  (Title of Class)




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                                    PART III

Item 1. Index to Exhibits.*

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

    **2.1   Amended and Restated Articles of Incorporation of the Company

    **2.2   By-laws of the Company

    **2.3   Amendment to By-laws of the Company

    **3.1   Specimen Common Stock Certificate

   ***5.1   Form of Irrevocable Proxy

    **6.1   Technology Acquisition Agreement between the Company and
            Odontex, Inc.

     +6.2 Research Agreement between the Company and the University of Kansas, effective June 15, 1996 and modified November 22, 1996

     +6.3 Research Agreement between the Company and the University of Kansas, executed November 1996

     +6.4   The NexMed, Inc. Stock Option and Long-Term Incentive
            Compensation Plan

     +6.5   The NexMed, Inc. Recognition and Retention Stock
            Incentive Plan

     +6.6   The NexMed, Inc. Non-Qualified Stock Option Plan

      6.7   License Agreement between the Company and Lotus Medical
            Supply, Inc.

      6.8   Agreement between the Company and Innapharma, Inc.
            regarding alprostadil clinical studies.
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

      6.9   Agreement between the Company and Innapharma, Inc.
            regarding clinical studies on the Viratrol-TM- device, including two amendments.

  ***12.1   Statement re: Computation of Per Share Earnings

  ***12.2   Letter on Change in Certifying Accountant

  ***12.3   Subsidiaries of the Company

  ***27     Financial Data Schedule

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*   Pursuant to Item 1(b) of Part III to Form 10-SB, exhibits are listed according to the numbers assigned in Part III of Form 1-A or Item 2 of Part III to Form 10-SB.

** Filed as an exhibit to the Registrant's Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997.

*** Filed as an exhibit to the Registrant's Form 10-SB/A filed with the Securities and Exchange Commission on May 13, 1997.

+ Filed as an exhibit to the Registrant's Form 10-SB/A filed with the Securities and Exchange Commission on June 5, 1997.


                                       2


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                                   SIGNATURES

    In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     /s/
                                     --------------------------
                                             NEXMED, INC.

Date:    June 30, 1997               By: /s/ Y. Joseph Mo
       ----------------------        --------------------------
                                         Y. Joseph Mo
                                         Chairman of the Board of Directors,
                                         President and Chief Executive Officer
                                         (Principal Executive Officer)

    Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



Date:    June 30, 1997               By: /s/ Y. Joseph Mo
       ----------------------            --------------------------
                                         Y. Joseph Mo
                                         Chairman of the Board of Directors,
                                         President and Chief Executive Officer
                                         (Principal Executive Officer)


Date:    June 30, 1997               By: /s/ Vivian H. Liu
       ----------------------            --------------------------
                                         Vivian H. Liu, Vice
                                         President, Treasurer and
                                         Secretary (Principal Financial and
                                         Accounting Officer)

Date:    June 30, 1997               By: /s/ Gilbert S. Banker
       ----------------------            --------------------------
                                         Gilbert S. Banker
                                         Director

Date:    June 30, 1997               By: /s/ Robert W. Gracy
       ----------------------            --------------------------
                                         Robert W. Gracy
                                         Director

Date:    June 30, 1997               By: /s/ Yu-Chung Wei
       ----------------------            --------------------------
                                         Yu-Chung Wei
                                         Director